EXHIBIT 10.22

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                                                  Adopted by Board
                                                  of Directors 3/6/97


                              AVON PRODUCTS, INC.

                     COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                             (Effective May 1, 1997)


I.     GENERAL PROVISIONS

     1.1  Purpose   The purpose of the Avon Products, Inc. Compensation
Plan for Non-Employee Directors (the "Plan") is to provide a comprehensive revised compensation program which will attract and retain qualified individuals who are not employed by Avon Products, Inc. or its subsidiaries (the "Company") to serve on the Company's Board of Directors. In particular, the Plan aligns the interests of such directors with those of the Company's shareholders by providing that a significant portion of such compensation is directly linked to increases in the value of the Company's Common Stock.

     1.2  Relationship to 1993 Stock Incentive Plan   The Company's 1993
Stock Incentive Plan ("1993 Plan") which was approved by the Company's shareholders at the Annual Meeting of Shareholders on May 6, 1993, provides for the award of stock incentives, including stock options and restricted stock, to key employees of the Company but not to non-employee directors. Accordingly, this Plan is subject to the approval by Company shareholders of an amendment to the 1993 Plan at the Annual Meeting of Shareholders scheduled for May 1, 1997, which amendment provides that awards pursuant to the 1993 Plan may also be made to non-employee directors. Subject to such approval, the Plan will become effective as of May 1, 1997.

     1.3  Definitions   Capitalized words and phrases in this Plan
shall have the same meaning as the definitions set forth in the 1993 Stock Incentive Plan to the extent they are defined therein.

     1.4  Prior Compensation Program:  Transition   Prior to the
effective date of this Plan, the compensation program for the Company's non-employee directors principally consisted of an annual retainer payable wholly in cash, fees for attendance at committee meetings and special Board meetings, and a retirement plan. Such program remains applicable for all periods of service prior to May 1, 1997 with the former annual cash retainer remaining in effect until June 30, 1997. Non-employee directors who as of May 1, 1997 are within five years of age 70 may elect to continue to accrue benefits under the terms of the






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retirement plan.  The retirement plan, however, will be discontinued for all other directors as of May 1, 1997 with the actuarial value of benefits accrued to that date converted into a grant of restricted stock as set forth in Section 4.2 below.


II.    ANNUAL RETAINER AND MEETING FEES

       2.1  Annual Retainer   Each non-employee director shall be
entitled to receive an annual retainer consisting of (a) $25,000 payable in cash and (b) Restricted Stock having a value as of the date of grant of approximately $25,000. The cash portion shall be payable in quarterly installments of $6,250 each, effective July 1, 1997.

       2.2  Annual Restricted Stock Award   As part of the Annual
Retainer compensation, each non-employee director will receive an award of shares of Restricted Stock immediately following each Annual Meeting of Shareholders, with the first such award being made immediately after the Annual Meeting held May 1, 1997. The number of shares so granted each year will be determined by dividing the sum of $25,000 by the closing price of a share of the Company's Common Stock on the New York Stock Exchange averaged over 10 consecutive trading days, ending with the trading day immediately preceding the applicable Annual Meeting. All grants of Restricted Stock shall be subject to the terms and conditions set forth in Article IV below.

       2.3  Meeting Fees   Each non-employee director shall receive a
fee of $1,000, payable in cash, for each meeting of a committee of the Board of Directors that he or she attends and each special meeting of the Board of Directors that he or she attends. No fee is payable with respect to attendance at a regular meeting of the Board of Directors, including the annual organizational meeting occurring immediately after an Annual Meeting of Shareholders.

     2.4  Retainer Fee for Committee Chairs   A non-employee director
appointed to chair any committee of the Board of Directors shall be paid an annual retainer of $3,000 in cash, such payment to be made within 30 days following the effective date of appointment.








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       2.5  Deferred Cash Alternative   Each non-employee director
annually may elect to have all or a part of his or her cash compensation, including annual retainers and meeting fees, deferred for payment in accordance with the provisions of the Deferred Compensation - Stock Credit Plan. All such elections for each year shall be made prior to the beginning of the year.


III.  STOCK OPTIONS

      3.1  Annual Grants of Stock Options   Except as provided in
Section 3.5 below, each non-employee director on the effective date of the Plan shall be awarded an option ("Option") to purchase 2,000 shares of the Company's Common Stock ("Stock") if he or she continues as a director. As of the close of business on the date of each successive Annual Meeting of Shareholders held thereafter, each non -employee director who then continues as a director (whether or not re-elected at any such meeting) shall be granted an additional Option to purchase 2,000 shares. All Options granted pursuant to the Plan shall be non-qualified Options and shall expire ten (10) years from the date of grant.

       3.2  Option Exercise Price   The per share price to be paid to
exercise an Option shall be the "Fair Market Value" of the Stock on the date of grant which, in accordance with the 1993 Plan, shall be the closing price for the Stock as traded on the New York Stock Exchange on the next preceding date during which trading occurred.

       3.3  Vesting and Exercise of Options   Each Option will become
exercisable one year after the date of grant and may be exercised for a period of ten (10) years after the date of grant. In the event of death, a vested Option may be exercised by the estate of the non-employee director.

       3.4  Method of Exercise and Purchase   An Option shall be
exercised by giving written notice to the Secretary, or an Assistant Secretary, of the Company specifying the number of shares to be purchased and the particular grant being exercised. Such notice shall be accompanied by a check as payment of the exercise price of the shares with respect to which such Option, or portion thereof, is exercised. Alternatively, such notice may include an election to have such shares delivered to a broker-dealer with whom arrangements have been made to immediately sell the shares and withhold from the net sale proceeds the full purchase price amount to be delivered to the Company. The Company may also require payment of all withholding taxes to exercise an Option, whether or not a broker-dealer arrangement has been used.

       3.5   Continued Participation in Retirement Plan   A non-employee
director who as of the effective date, is within five years of retirement due to attainment of age 70, is eligible to elect to continue to participate in the existing Retirement Plan for Non-Employee Directors ("Retirement Plan") and thus accrue additional retirement benefits for periods of service subsequent to the effective date. No stock options will be granted to a director who so elects to continue in that Plan.





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IV.    RESTRICTED STOCK

       4.1  Annual Retainer Grants of Restricted Stock   Each non-
employee director on the effective date of the Plan who continues as a director shall be awarded shares of Stock that are restricted as to transfer ("Restricted Stock"). At the close of business on the date of each successive Annual Meeting of Shareholders held thereafter, each non-employee director who then continues as a director (whether or not re-elected at any such meeting) shall be granted additional shares of Restricted Stock. The number of shares of Restricted Stock to be granted at the effective date and at each successive Annual Meeting of Shareholders will have a Fair Market Value of $25,000 on the date of grant. The Fair Market Value per share shall be deemed to be the closing price of a share of Company Common Stock as reported on the New York Stock Exchange averaged over the ten trading days next preceding the date of grant. A fractional share resulting from such calculation will be rounded to the nearest whole share.

       4.2  Special Grants of Restricted Stock

           (a) Each non-employee director whose participation in the Retirement Plan is automatically discontinued as of the effective date of the Plan shall receive an award of shares of Restricted Stock having a Fair Market Value equal to the actuarial present value of his or her retirement benefits accrued as of that date.

           (b) Each non-employee director who is eligible to continue to participate in the Retirement Plan after the effective date of the Plan may elect to convert all or one-half of the actuarial present value of his or her accrued retirement benefits into shares of Restricted Stock having an equivalent Fair Market Value. Such election would be irrevocable, and must be made prior to such effective date.

           (c) In determining the actuarial present value of accrued retirement benefits it shall be deemed that the director has retired as of the effective date of the Plan and commenced to receive such benefits as soon thereafter as would be prescribed by the Retirement Plan. All awards pursuant to this Section 4.2 shall be made as of the close of business on the effective date of the Plan and shall be valued in the same manner as set forth in Section 4.1

       4.3  Restrictions and Terms and Conditions   All shares of
Restricted Stock granted under this Plan may not be sold, traded, assigned, transferred or otherwise encumbered until and unless restrictions are removed. The Company shall retain custody of all shares until restrictions are removed or may hold such shares by book entry registration. Each director granted Restricted Stock shall have all the rights of a Shareholder with respect to such shares, including the right to vote such shares and receive dividends and other distributions.






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       4.4  Removal of Restrictions   No shares of Restricted Stock will
become free of restrictions and non-forfeitable for a director until the termination of the director's services as a member of the Company's
Board of Directors. Shares shall become non-forfeitable at the earliest to occur of:

           (a) the director's death or permanent disability,

           (b) mandatory retirement, pursuant to Company policy, effective at the end of the term of service during which the director has attained age 70,

           (c) resignation, or failure to stand for re-election, prior to such mandatory retirement provided that such action must have the consent of at least 80% of all directors then on the Board, with the affected director abstaining, or

           (d) the occurrence of a Change of Control as defined in the 1993 Stock Incentive Plan.


     Termination of service as a director for any other reason shall result in forfeiture of his or her shares of Restricted Stock. Forfeiture of shares will also result with respect to a director who, without the Company's written consent, becomes employed by, or provides consulting services to, a major direct selling company substantially engaged in a business which is competitive to a principal business conducted by the Company. The Company may require payment of all withholding taxes that may become due upon the removal of restrictions.


V.    ADDITIONAL PROVISIONS

      5.1 The Plan shall be administered by the Compensation Committee of the Board of Directors which shall have the power to interpret the Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the 1993 Stock Incentive Plan shall be applicable to this Plan.

      5.2 The number of shares of Stock covered by any Option or award of Restricted Stock shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a split or subdivision of shares, a combination of shares, or the payment of a stock dividend.

      5.3 All Options shall become fully exercisable and all shares of Restricted Stock will become vested, upon the occurrence of a Change of Control as defined in the 1993 Stock Incentive Plan.

      5.4 The Plan shall be governed by and subject to the laws of the State of New York and applicable Federal laws.